Exhibit 99

DCB FINANCIAL CORP ANNOUNCES RIGHTS OFFERING EXTENSION

LEWIS CENTER, Ohio, November 9, 2012 – DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a 14 day extension of the rights offering of common shares of stock to existing shareholders as part of the Company’s $13.2 million capital raise.

Shareholders as of the August 29, 2012 record date now have until 5:00 p.m., Eastern Time, on November 26, 2012 to exercise their subscription rights in the offering.

“The Board of Directors thought it would be prudent to extend our rights offering deadline,” noted Ronald J. Seiffert, President and Chief Executive Officer. “While Hurricane Sandy did not directly affect us in Central Ohio, our subscription agent, Broadridge Financial, is located on the East Coast which may have delayed communications with our shareholders. We owe it to our shareholders to give them every opportunity to make a decision.”

DCB Financial Corp is conducting the rights offering to raise capital so that Delaware County Bank can meet the increased capital ratios required by its regulators and to provide capital to fuel future growth.

Shareholders with specific questions are urged to contact Broadridge Financial, the subscription agent, at (800) 733-1121.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which were mailed to all record date shareholders. You may also request a copy of the prospectus by contacting the information agent for the rights offering, Broadridge, Attn: Re-Organization Department, 1981 Marcus Avenue – Suite 100, Lake Success, NY 11042, (800) 733-1121.

About DCB Financial Corp:

DCB Financial Corp is the financial holding company of The Delaware County Bank and Trust Company, which provides personal, small business and commercial banking services to individuals and businesses throughout Delaware, Union and northern Franklin Counties in Central Ohio. The Bank was established in 1950 and is one of the largest community banks in Central Ohio.